Exhibit 10.2

EXECUTION VERSION

LINE OF CREDIT NOTE

(COMMITTED)

$10,000,000	New York, New York
December 12th, 2025

FOR VALUE RECEIVED, MBC FUNDING II CORP., a corporation organized under the laws of the State of New York, with its principal place of business at MBC FUNDING II CORP., a New York corporation (the “Borrower”), promises to pay to the order of VALLEY NATIONAL BANK (the “Bank”), in lawful money and in immediately available funds, at its offices at 350 Madison Avenue, New York, NY 10017, or at such other place as the holder hereof may designate, the principal sum of Ten Million Dollars and 00/100 Dollars ($10,000,000.00), or such lesser amount as may be advanced and be outstanding to or for the benefit of Borrower hereunder, together with interest accruing thereon from the date advanced until paid in full, as set forth herein.

1. Line of Credit Advances. Borrower may from time to time prior to the Maturity Date borrow, partially or wholly repay, and re-borrow hereunder, advances up to the Maximum Line of Credit Amount (as defined herein), subject to the terms and conditions of this Line of Credit Note (“Note”) and the other Loan Documents (as defined herein) (“Line of Credit”). The “Maturity Date” shall mean the earlier to occur of (i) December 12, 2027 and (ii) the acceleration of the maturity of the amounts due hereunder upon an Event of Default (as defined herein), or such later date as may be designated by Bank in its sole discretion by written notice to Borrower. Borrower acknowledges and agrees that in no event will Bank be under any obligation to extend or renew the Line of Credit or this Note beyond the Maturity Date. The “Maximum Line of Credit Amount” shall mean $10,000,000. In no event shall the aggregate unpaid principal amount of advances under this Note (together with any other credit accommodations under the Line of Credit, including the sum of the undrawn stated amount of, plus unreimbursed draws under, any letters of credit) exceed, as of any date of determination, the lesser of (x) the face amount of this Note and (y) the Maximum Line of Credit Amount. In the event of any such occurrence, the amount of such excess shall be immediately due and payable without necessity of demand, and whether or not any Event of Default shall have occurred hereunder. This Note, all advances hereunder and other credit accommodations under the Line of Credit, may be made subject to certain Borrowing Base provisions set forth in the Loan Documents (which provisions shall be deemed to be incorporated herein and made a part hereof), including without limitation the terms of any such Loan Documents limiting the maximum permitted amount of advances hereunder, and providing for certain mandatory prepayments with respect thereto.

2. Advance Procedures. Borrower shall request advances under this Note by providing written notice to Bank prior to 11:00 a.m. (New York time) one (1) Business Day prior to the date of the proposed borrowing which shall be a Business Day. If permitted by Bank, a request for advance may be made by facsimile or electronic mail, with such confirmation or verification (if any) in writing or otherwise as Bank may require in its discretion from time to time. Further, Borrower hereby agrees to indemnify and hold Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such facsimile and electronic requests or by the making of such advances. Bank shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower to do so. Bank will enter on its books and records, which entry when made will be presumed correct absent manifest error, the date and amount of each advance, as well as the date and amount of each payment made by Borrower. Without limitation of the foregoing, each drawing paid by Bank under any letter of credit issued under the Line of Credit shall in Bank’s discretion be deemed an advance under the Line of Credit. Each borrowing of advances under the Line of Credit shall be in an amount equal to or greater than $50,000.

VNB FORM – Line of Credit Note (Term SOFR) (All Regions 10/26/2021)

3. Interest Rate.

3.1 Interest Rate - Definitions. For purposes hereof, the following terms shall have the following meanings:

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close; provided, when used in connection with determining Term SOFR, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Floor” means a rate of interest equal to 3.00%

“Interest Period” shall mean as to any advance hereunder, the period of one (1) month (subject to availability thereof), with the initial Interest Period commencing on the date of the first disbursement of an advance hereunder, and each subsequent Interest Period commencing on the last day of the immediately preceding Interest Period; provided that (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day, (ii) the final Interest Period shall commence on the last day of the immediately preceding Interest Period, and end on the Maturity Date, and (iii) any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Advance” shall mean an advance that bears interest at a rate based on Term SOFR.

“Term SOFR” shall mean, for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (defined below) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

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“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Wall Street Journal Prime Rate” or “Prime Rate” shall mean the rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates.” This rate of interest fluctuates and is subject to change without prior notice. If and when the Wall Street Journal Prime Rate changes, the rate of interest on this Note will automatically change effective on the date of any such change, without notice to Borrower. In the event that the Wall Street Journal Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Wall Street Journal Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three (3) New York banks selected by Bank in its sole and absolute discretion.

3.2 Rate of Interest. Advances outstanding under this Note shall bear interest at a fluctuating rate per annum equal to 2.95% above the Term SOFR in effect on the first day of the applicable Interest Period; provided, however, that in no event shall the interest rate applicable to advances hereunder be less than 2.95% per annum.

Upon Borrower’s request, Bank shall give notice to Borrower of the Term SOFR as determined or adjusted for each Interest Period in accordance herewith, which determination or adjustment shall be conclusive absent manifest error. All interest hereunder on any advance shall be computed on a daily basis based upon the outstanding principal amount of such advance as of the applicable date of determination.

In the event Bank shall have determined that by reason of circumstances affecting the Term SOFR, adequate and reasonable means do not exist for ascertaining the Term SOFR for any Interest Period with respect to any advance hereunder, the per annum rate of interest (the “Alternate Rate”) applicable to such advance during such Interest Period shall be one of the Alternative Rates (to the extent ascertainable) as agreed between Bank and Borrower, subject to the minimum rate of interest specified in the first paragraph of this Section.

If, after the date of this Note, Bank shall determine (which determination shall be final and conclusive) that any Change in Law (defined below) shall make it impossible or unlawful for Bank to make, fund or maintain SOFR Advances, then Bank shall notify Borrower. From the date of such notice until Bank notifies Borrower that the circumstances giving rise to such determination no longer apply, then (i) any obligation of Bank contained herein or in any agreement of Bank to make available SOFR Advances shall immediately be suspended, and (ii) any such SOFR Advances then outstanding shall instead bear interest, at Bank’s option, at the Alternate Rate, such change taking effect either (x) on the last day of the then current Interest Period if Bank may lawfully continue to maintain SOFR Advances to such day, or (y) immediately if Bank may not lawfully continue to maintain SOFR Advances. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any SOFR Advances made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

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3.3 Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to any other Loan Document. Bank shall promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.4 Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Note or any other Loan Document, or further action or consent of Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, or continuation of advances to be made or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Bank that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to advances bearing interest at the Prime Rate.

(b) Subsequent Rate Conversion. At any time following the effectiveness of a Benchmark Replacement in accordance with this Section, Bank shall have the right, by providing written notice to Borrower, to convert the then-current Benchmark to a different Alternative Rate in accordance with and subject to the conditions set forth in clause (1) of the definition of “Benchmark Replacement.” Such Alternative Rate shall be deemed to be a “Benchmark Replacement” hereunder and will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Note or any other Loan Document, or further action or consent of Borrower.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Note or such other Loan Document.

(d) Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes; provided that any failure to so notify will not affect Bank’s rights hereunder. Any determination, decision or election that may be made by Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate), then Bank may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Bank may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

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(f) Disclaimer. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, submission, calculation of or any other matter related to the rates in the definition of “Term SOFR” or with respect to any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark or any Benchmark Replacement or the effect, implementation or composition of any Conforming Changes (defined above)) and including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant hereto, will be similar to, or produce the same value or economic equivalence of, such Benchmark or any other Benchmark or have the same volume or liquidity as did such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered to any obligor or any of their respective affiliates, including, without limitation, any Swap Obligation or Hedging Agreement (as defined in the Loan Documents).

(g) Definitions.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Note as of such date.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, the “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(1) For purposes of clause (a) or (b) of this Section, any of the alternative rates set forth below, in any combination of choices or in such order of priority as Bank shall determine in its sole and absolute discretion and which is (i) administratively feasible for Bank to establish and provide to its customers and (ii) a primary rate being utilized by banks in the New York lending market (each, an “Alternative Rate”):

(i) the sum of: (i) Daily Simple SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Bank, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(ii) the sum of (i) Daily Compounded SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Bank, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(iii) the sum of (i) any SOFR Average and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Bank, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

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(iv) any other reference rate reasonably selected by Bank that Bank in its sole discretion commences to offer to its customers generally; or

(v) if no available reference rate satisfies the requirements set forth in this paragraph 1 and in the provisos below, the Prime Rate;

provided that, in the case of clauses 1(iii) or 1(iv) above, the relevant Alternative Rate is displayed on a screen or other information service selected by Bank in its reasonable discretion;

provided, further, that in the event any of the advances is hedged pursuant to one or more Swap Agreements (the “Hedged Exposure”), then the Benchmark Replacement for such Hedged Exposure shall have the meaning in effect from time to time ascribed to the “Floating Rate Option” under the relevant Confirmation(s) (as each of such terms is defined in the related Swap Agreement); and

provided, further, that, if the Benchmark Replacement as determined pursuant to clause (1) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or (b) in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark has been determined and announced by or on behalf of the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark to be non-representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark.

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

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“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR, or with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including without limitation changes to the definition of “Prime Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Bank decides in its sole discretion may be necessary or appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank reasonably decides is necessary in connection with the administration of this Note and the other Loan Documents).

“Daily Compounded SOFR” shall mean, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by Bank in accordance with the methodology and conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR Average” shall mean a rate per annum equal to any of the 30-day, 90-day or 180-day rolling compounded averages of SOFR published on such Business Day by the Federal Reserve Bank of New York (or a successor administrator of the compounded average SOFR rates) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the compounded average SOFR rates identified as such by the administrator of the compounded average SOFR rates from time to time).

4. Payments.

4.1 Interest and Principal Payments. Borrower shall pay accrued interest in arrears on the unpaid principal balance of this Note (a) on the last day of each Interest Period, and (b) for all advances, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full. Notwithstanding anything herein to the contrary, the outstanding principal balance of advances under the Line of Credit and any accrued but unpaid interest thereon shall be due and payable on the Maturity Date.

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4.2 Manner of Payment. All payments by Borrower on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds. If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. Borrower authorizes (but shall not require) Bank to debit any account maintained by Borrower with Bank, at any date on which a payment is due under this Note, in an amount equal to any unpaid portion of such payment. If any payment of principal or interest becomes due on a day on which Bank is closed (as required or permitted by law or otherwise), such payment shall be made not later than the next succeeding Business Day except as may be otherwise provided herein, and such extension shall be included in computing interest in connection with such payment. Each payment made on this Note (or received by Bank with respect to any other indebtedness owed by Borrower to Bank, or any affiliate thereof), shall be applied by Bank to amounts due under this Note first, to outstanding fees and expenses, second, to interest and third, to principal; provided, however, that during the continuance of an Event of Default, such amounts shall be applied by Bank in such order or manner as Bank, in its discretion, elects, regardless of any instructions from Borrower to the contrary. Bank or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. Bank hereby agrees to, at the option of the Borrower, (a) use commercially reasonable efforts to debit all interest payments due hereunder from any account maintained by Borrower with Bank five (5) days before such interest is due or (b) automatically issue an Advance under the Line of Credit to pay all interest payments due hereunder.

4.3 Late Payments; Default Rate. If Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within ten (10) calendar days of the date due and payable, Borrower also shall pay to Bank a late charge equal to the greater of five percent (5%) of the amount of such payment or $100.00 (the “Late Charge”). Such ten (10) day period shall not be construed in any way to extend the due date of any such payment. Upon maturity, whether by acceleration, demand or otherwise and, at Bank’s option, upon the occurrence of any Event of Default (as defined herein) and during the continuance thereof, amounts outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be six percent (6%) in excess of the interest rate otherwise in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which Bank may employ. In addition, the Default Rate reflects the increased credit risk to Bank of carrying a loan that is in default. Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by Bank, and that the actual harm incurred by Bank cannot be estimated with certainty and without difficulty.

4.4 Prepayments. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time and from time to time, subject, however to payment of any break funding indemnification amounts owing pursuant to Section 4.6 hereof.

4.5 Increased Costs; Yield Protection. On written demand, together with written evidence of the justification therefor, Borrower agrees to pay Bank all direct costs incurred, any losses suffered or payments made by Bank as a result of any Change in Law (as defined herein), imposing any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on Bank, its holding company or any of their respective assets relative to the Line of Credit. “Change in Law” means the occurrence, after the date of this Note, of any of the following, in each case, to the extent governing this Line of Credit: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, changes in the (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, so long as during the term of the Line of Credit.

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4.6 Break Funding Indemnification. Borrower agrees to indemnify Bank against any liabilities, losses or expenses, including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any SOFR Advance (or any part thereof) which Bank sustains or incurs as a consequence of either (i) Borrower’s failure to make a payment on the due date thereof, (ii) Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any SOFR Advance, or (iii) Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any SOFR Advance on a day other than the last day of the applicable Interest Period. A notice as to any amounts payable pursuant to this paragraph given to Borrower by Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. Borrower’s indemnification obligations hereunder shall survive the payment in full of the advances and all other amounts payable hereunder.

5. Security; Right of Setoff; Deposit Accounts. This Note is secured by the property described in any security agreement, pledge agreement, mortgage or other collateral security document which Borrower or any third party has heretofore or may from time to time hereafter execute and deliver to Bank to secure any obligations of Borrower to Bank.

Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, and whether or not an Event of Default has occurred (a) to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole and absolute discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank, together with all other personal property of Borrower (including without limitation all money, accounts, general intangibles, goods, instruments, documents and chattel paper) which, or evidence of which, are now or at any time in the future shall come into the possession or under the control of or be in transit to Bank or any of its nominees or agents for any purpose, whether or not accepted for the purposes for which it was delivered, to secure the payment of all obligations and liabilities of Borrower to Bank under this Note. Every such security interest and right of setoff may be exercised without demand upon or notice to Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of Bank, although Bank may enter such setoff on its books and records at a later time.

No failure by Bank to file, record or otherwise perfect any lien or security interest, nor any improper filing or recording, nor any failure by Bank to insure or protect any security nor any other dealing (or failure to deal) with any security by Bank, shall impair or release the obligations of Borrower hereunder.

6. Other Loan Documents. This Note is issued in connection with a letter agreement between Borrower and Bank, dated on or before the date hereof (as amended, modified or renewed from time to time, the “Letter Agreement”), and certain other agreements and documents evidencing, governing, guarantying or securing this Note (or any guaranty) and executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or restated from time to time, collectively, including this Note and the Letter Agreement, the “Loan Documents”), and is secured by the collateral (if any) described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to Bank to secure this Note. The holder of this Note is entitled to the benefits of the Loan Documents and may enforce the agreements of Borrower contained in the Loan Documents and exercise the remedies provided for by, or otherwise available in respect of, the Loan Documents, all in accordance with, and subject to the restrictions contained in, the terms of the Loan Documents.

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7. Default; Remedies.

7.1 Events of Default. The occurrence of any of the following, with respect to Borrower, or any guarantor of this Note (each, a “Credit Party”), shall constitute an “Event of Default” under this Note: (a) the failure to pay when due (whether at the stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise) any principal, interest, fee, charge, indemnity or other indebtedness owing hereunder or under any other Loan Document; (b) the death or incapacity of any Credit Party (or any member or partner of any Credit Party which is a partnership) that is a natural person; (c) the failure to furnish Bank with any reasonably requested information or failing to permit inspection of books or records by Bank or any of its agents in accordance with the terms of the Loan Documents; (d) any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Credit Party to Bank in any Loan Document or any other documents now or in the future evidencing or securing the obligations of any Credit Party to Bank, proves to be incorrect, false, erroneous or misleading in any material respect when furnished or when made or deemed to have been made; (e) any Credit Party dissolves, liquidates or otherwise ceases doing business as a going concern; (f) any “change of control” not permitted under the Loan Documents; (g) the commencement of a foreclosure proceeding against any Credit Party; (h) any default in the performance or observance of any covenant or agreement contained herein or in any other Loan Document, or in the payment, performance or observance of any other obligation, covenant or agreement of any Credit Party owed to Bank or holder hereof, however evidenced, and the lapse of any notice or cure period with respect thereto; provided, however, that with respect to any default in the performance or observance of a covenant set forth in Sections 6.1 or 6.2 of the Letter Agreement, such default continues for five (5) days; (i) any default with respect to any other indebtedness of any Credit Party for borrowed money owed to any other person or entity (including any such indebtedness in the nature of a lease) or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or is secured, the effect of which default is to cause or permit any holder of any such indebtedness (or a trustee on behalf of such holder) to cause the same to become due prior to its stated maturity (and whether or not such default is waived by the holder thereof); (j) there exists or occurs any event or condition with respect to, or any change in the financial condition or affairs of, any Credit Party which in the opinion of Bank (in its Permitted Discretion) (or any subsequent holder hereof) impairs or adversely affects in any material respect, or could reasonably be expected to impair or adversely affect in any material respect, the prospect of payment or performance by such Credit Party of its obligations owed to Bank hereunder or under any other Loan Document; (k) the making of an assignment for the benefit of creditors, or the appointment of a trustee, receiver or liquidator for any Credit Party or for any of his, its or their property, or the commencement of any proceedings by any Credit Party under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute (including, if such Credit Party is a partnership, its dissolution pursuant to any agreement or statute), or the commencement of any such proceedings without the consent of such Credit Party and such proceedings shall continue for a period of thirty (30) days; (l) [reserved]; (m) the entry of any money judgment or any attachment, levy or execution against any Credit Party’s properties which shall not be released, discharged, dismissed, stayed or fully bonded for a period of thirty (30) days or more after its entry; (n) any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period of thirty (30) days or more; (o) if this Note or any guaranty executed by any guarantor is secured, the failure of Borrower to provide, or cause to be provided, Bank with additional collateral upon request of Bank if in Bank’s reasonable opinion at any time or times, the market value of any of the collateral securing this Note or any guaranty hereof has depreciated below that required pursuant to the Loan Documents or, if no specific value is so required, then in an amount reasonably deemed material by Bank; (p) at any time after the execution and delivery thereof, this Note, any guaranty, security agreement or any other Loan Document for any reason, other than the satisfaction in full of all Obligations (as such term is defined in the Loan Documents), ceases to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void; (q) Bank shall not have or shall cease to have a valid and perfected lien in any collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document, in each case for any reason other than the failure of Bank to take any action within its control; (r) any Credit Party shall contest the validity or enforceability of any Loan Document or deny that it has any further liability under any Loan Document to which it is a party or shall contest the validity or perfection of any lien in any collateral purported to be covered by the Loan Documents; (s) the issuance of a warrant of distraint or assertion of a lien for unpaid taxes against any Credit Party that is not discharged within forty-five (45) days; (t) any sale, transfer or other disposition, except in the ordinary course of business, of all or a substantial or material portion of the assets of any Credit Party, without Bank’s prior written consent; or (u) Borrower or any other Credit Party is indicted and/or any Credit Party is incarcerated.

7.2 Remedies. Upon the occurrence of an Event of Default: (a) Bank shall be under no further obligation to make advances hereunder or under any other Loan Document; (b) if an Event of Default specified in clause (k) of the definition of “Event of Default” above shall occur, this Note and all outstanding principal and accrued interest hereunder together with any additional amounts payable hereunder or under any other Loan Documents, if not then due or payable on demand, shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, this Note and all outstanding principal and accrued interest hereunder together with any additional amounts payable hereunder or under any other Loan Documents, if not then due or payable on demand, at Bank’s option without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) all other debts or obligations of Borrower to Bank or holder hereof, whether due or not due and whether direct or contingent and howsoever evidenced, shall, at the option of Bank or holder hereof, shall also become due and payable immediately without demand or notice; (e) this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default until cured or waived in writing by Bank; and (f) Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law, including all rights and remedies of a secured creditor under the Uniform Commercial Code as adopted and enacted and in effect from time to time in the applicable jurisdiction and all other applicable law.

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8. Miscellaneous.

8.1 Anti-Money Laundering/International Trade Law Compliance. Borrower represents and warrants to Bank, as of the date of this Note, the date of each advance of proceeds under the Line of Credit, the date of any renewal, extension or modification of the Line of Credit, and at all times until the Line of Credit has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Line of Credit will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Line of Credit are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Borrower covenants and agrees that it shall promptly (but in any event, within three (3) Business Days) notify Bank in writing upon the occurrence of a Reportable Compliance Event.

As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Borrower, its affiliates and subsidiaries, all Credit Parties and other guarantors, pledgors of collateral, all owners of the foregoing (except with respect to owners of Credit Parties who are public entities), and all brokers or other agents of Borrower acting in any capacity in connection with the Line of Credit; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

8.2 Information. So long as this Note shall remain outstanding, and without limitation of any provision of any Loan Document, Borrower agrees to (a) furnish to Bank, with reasonable promptness, such financial statements, tax returns or other information concerning the business, operations, properties and condition, financial or otherwise, of Borrower as required pursuant to the Loan Documents and (b) at any reasonable time and from time to time, permit Bank or any of its agents or representatives to examine and make copies of and abstracts from its records and books of account, visit its properties and discuss its affairs, finances and accounts with any of its officers, directors or independent accountants, in each case as required pursuant to the Loan Documents.

8.3 Governing Law. This Note and each extension of credit hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any principles of conflicts of laws which would or might make the laws of any other jurisdiction applicable.

8.4 Venue; Jurisdiction. Any legal suit, action or proceeding against Bank or Borrower relating to this Note shall be instituted in any Federal or state court located in New York County, New York. Borrower agrees such courts shall have exclusive jurisdiction in any suit, action or proceeding between Borrower and Bank, and Borrower further waives any objection which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding between Borrower and Bank, and hereby irrevocably submits to the jurisdiction of any such court. Borrower does hereby agree that service of process upon Borrower at its notice address provided in the Loan Documents by registered mail, return receipt requested, shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding at the time received or refused by Borrower and shall constitute “personal delivery” thereof as defined in section 308(1) of New York’s Civil Practice Law and Rules (or any amendment thereto). Nothing contained herein shall affect the right of Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdictions.

8.5 Incorporation by Reference. Sections D.4 through D.22 of Part D (Miscellaneous) of the Letter Agreement pertaining to, inter alia, notices, costs and expenses, entire agreement, severability, limitation of liability, amendments and modifications, no waiver and remedies, assignments, counterparts and electronic transmission, Patriot Act, certain taxes, no third-party reliance, no fiduciary duty, indemnity, further assurances and correction of defects, publicity, Bank’s sole discretion, judgement currency, interpretation and general definitions, are incorporated herein by reference, mutatis mutandis, with references therein to the Letter Agreement being deemed references to this Note.

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Borrower acknowledges that he, she or it has read and understood all the provisions of this Note, including the waiver of jury trial and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER:

MBC FUNDING II CORP.

By:	/s/ Assaf Ran
Name:	Assaf Ran
Title:	Chief Executive Officer

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